Exhibit 99.1

Press Release – For Immediate Release

Tuesday, February 3, 2026

Steele Bancorp, Inc., Reports Fourth Quarter 2025 Earnings

Mifflinburg, PA – Steele Bancorp, Inc. (“Company”) (OTCID Pink: “STLE”), parent company of Central Penn Bank and Trust (“Bank”), has released its unaudited consolidated financial statements for the fourth quarter of 2025.

Merger with Northumberland Bancorp

On August 1, 2025, Mifflinburg Bancorp, Inc. ("Mifflinburg") completed its previously announced merger with Northumberland Bancorp ("Northumberland") pursuant to an Agreement and Plan of Merger, dated as of September 24, 2024, as amended December 4, 2024 (the "Merger Agreement"), by and between Mifflinburg and Northumberland. Under the terms of the Merger Agreement, (i) Northumberland merged with and into Mifflinburg, with Mifflinburg being the surviving entity, and (ii) Northumberland's wholly-owned banking subsidiary, The Northumberland National Bank ("Norry Bank"), merged with and into Mifflinburg's wholly-owned banking subsidiary, Mifflinburg Bank and Trust Company ("Mifflinburg Bank"), with Mifflinburg Bank being the surviving bank (the "Mergers"). In connection with the Mergers, Mifflinburg changed its name to Steele Bancorp, Inc. and Mifflinburg Bank changed its name to Central Penn Bank & Trust (“Central Penn”).

In connection with the completion of the merger, former Northumberland shareholders received 1.185 shares of the Company’s common stock for each share of Northumberland common stock. The value of the total transaction consideration was approximately $40.45 million. The consideration included the issuance of 1,546,725 shares of the Company’s common stock, which had a value of $26.00 per share, which was the closing price of the Company’s common stock on July 31, 2025, the last trading day prior to the consummation of the acquisition. Also included in the total consideration was cash in lieu of any fractional shares and the cash paid for dissenter's rights effectively settled upon closing.

In connection with the acquisition, the Company recorded a bargain purchase gain of $17.83 million and a core deposit intangible asset of $14.66 million. Subsequent to the merger date, measurement period adjustments were made adjusting the bargain purchase gain to $18.30 million. Assets acquired included gross loans valued at $427.07 million, available-for-sale debt securities valued at $165.66 million, bank-owned life insurance valued at $14.85 million and premises and equipment, net, valued at $9.74 million. Liabilities assumed included deposits valued at $597.06 million, borrowings valued at $20.12 million, and subordinated debt valued at $9.75 million. The fair value adjustments made to the acquired assets and liabilities of Northumberland are considered preliminary at this time and are subject to change as the Company finalizes its fair value determinations. The assets purchased and liabilities assumed in the acquisition were recorded at their preliminary estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition.

For the year ended December 31, 2025, the Company incurred pre-tax merger-related expenses related to the Northumberland transaction of $5.52 million, including expenses totaling $1.40 million in the fourth quarter 2025. Merger-related expenses include voluntary severance and similar expenses as well as expenses related to the termination of Northumberland’s core banking system contract and legal and other professional expenses. During the third quarter 2025, the Company recorded a provision for credit losses of $4.01 million for acquired non-Purchase Credit Deteriorated (“PCD”) loans.

Unaudited Financial Information

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter-ended December 31, 2025, was $5.59 million compared to $421 thousand for the same period in 2024, a 1,226.6% increase. Net income year-to-date for 2025 was $22.89 million compared to $4.48 million for the same period in 2024, a 410.8% increase. Net income for the quarter and year ended December 31, 2025, was significantly impacted by bargain purchase gain and merger related expenses, as described in further detail in the Merger with Northumberland Bancorp section above. Basic and diluted earnings per share for the quarters-ended December 31, 2025 and 2024 were $1.64 and $0.23, respectively. Return on average assets and return on average equity were 2.60% and 27.77% for the year ended December 31, 2025 compared to 0.78% and 7.98% for the same period of 2024.

Net interest income for the three months ended December 31, 2025 was $12.25 million compared to $4.52 million for the same period in 2024, a 171.0% increase. Net interest income for the year ended December 31, 2025 was $31.85 million compared to $16.67 million for the same period in 2024, a 91.0% increase. The significant increase in net interest income is primarily driven by the increase in loans and securities balances due to the merger with Northumberland and by market interest rates starting to decline thus decreasing the cost of funds. Yield on earning assets increased 159 basis points, to 6.11% for the quarter-ended December 31, 2025 compared to the quarter-ended December 31, 2024, and the cost of funds increased 17 basis points, to 2.29%, as compared to the same time period in 2024. The net interest margin increased from 2.78% for the quarter-ended December 31, 2024 to 4.32% for the quarter-ended December 31, 2025.

The Bank recorded a provision for credit losses of $801 thousand for the three months ended December 31, 2025, compared to a provision of $512 thousand for the three months ended December 31, 2024. The Bank recorded a provision for credit losses of $5.19 million for the year ended December 31, 2025, which included a provision for credit losses for loans of $4.85 million and a provision for credit losses for unfunded commitments of $340 thousand. The Bank recorded a provision for credit losses of $680 thousand for the year ended December 31, 2024.

Non-interest income increased by $1.90 million, or 332.1%, to $2.48 million for the three months ended December 31, 2025, from the $573 thousand recognized during the same period of 2024. Non-interest income increased by $20.69 million, or 1050.1%, to $22.66 million for the year ended December 31, 2025, from the $1.97 million recognized during the same period of 2024. The increase in non-interest income for the quarter and year ended December 31, 2025 is primarily due to the bargain purchase gain of $477 thousand for the quarter and $18.30 million for the year recognized in association with the merger with Northumberland, respectively.

Non-interest expenses increased $4.50 million or 111.9%, from $4.02 million for the three months ended December 31, 2024, to $8.52 million for the three months ended December 31, 2025. The increase in non-interest expense is primarily the result of an increase of $1.08 million in salaries and employee benefits and an increase of $965 thousand in merger expenses due to the merger with Northumberland. Non-interest expenses increased $13.08 million or 103.9%, from $12.59 million for the year ended December 31, 2024, to $25.66 million for the year ended December 31, 2025. The increase in non-interest expense year-to-date is primarily the result of an increase of $4.98 million in merger related expenses and an increase of $3.78 million in salaries and employee benefits due to the merger with Northumberland.

An income tax benefit of $172 thousand was recorded for the three months ended December 31, 2025, compared to an income tax provision of $144 thousand for the three months ended December 31, 2024. An income tax provision of $760 thousand was recorded for the year ended December 31, 2025, compared to an income tax provision of $894 thousand for the same period in 2024, a 15.0% decrease. The decrease in income tax expense was due to increased non-taxable income offset by nondeductible merger expenses in 2025 as compared to 2024. Included in non-interest income is the bargain purchase gain of $18.30 million, which is non-taxable as result of the tax-free exchange associated with the acquisition of Northumberland.

Financial Condition

Total assets increased to $1.26 billion as of December 31, 2025 from $596.70 million as of December 31, 2024, an increase of 111.3%. Cash and cash equivalents increased $39.83 million from December 31, 2024 to December 31, 2025. Net loans increased by $476.31 million, or 110.3%, securities available for sale increased $104.75 million and core deposit intangible increased $13.55 million from December 31, 2024 to December 31, 2025. Total deposits increased $621.25 million from December 31, 2024 to December 31, 2025, Federal Home Loan Bank advances decreased $37.55 million from December 31, 2024 to December 31, 2025, and subordinated debt increased $9.89 million from December 31, 2024 to December 31, 2025. All increases are primarily the result of the acquisition of Northumberland.

When compared to December 31, 2024, stockholders’ equity, excluding accumulated other comprehensive loss, increased $59.20 million to $119.54 million as of December 31, 2025. Steele Bancorp, Inc. remains well capitalized, with a total equity-to-assets ratio of 9.39% and 9.37% as of December 31, 2025 and December 31, 2024, respectively.

The Bank maintained a strong liquidity position as of December 31, 2025, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $432.94 million and $4.79 million in additional borrowing capacity from the Federal Reserve’s Discount Window.

About Steele Bancorp, Inc.

Steele Bancorp, Inc. is a bank holding company headquartered in Mifflinburg, Pennsylvania. The Company has one subsidiary bank, Central Penn Bank & Trust, serving individuals, families, nonprofits, and business clients through 13 banking offices located in Centre, Northumberland, Snyder, and Union counties. The Bank has 177 employees as of December 31, 2025.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties related to integration following the merger; the risk that the anticipated benefits, cost savings and other savings from the merger may not be fully realized or may take longer than expected to realize; potential impairment to the goodwill recorded in connection with the merger; changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

Steele Bancorp, Inc. and Subsidiary Consolidated Balance Sheets ($ in thousands, except share and per share data)

	(Unaudited)
	December 31,	December 31,
	2025	2024 *
Assets
Cash and due from banks	$7,633	$4,580
Interest-bearing demand deposits	35,204	3,213
Federal funds sold	6,173	1,386

Total cash and cash equivalents	49,010	9,179

Interest-bearing time deposits	5,923	10,369
Debt securities available-for-sale, at fair value	220,807	116,053
Marketable equity securities, at fair value	613	268
Restricted investments in bank stock, at cost	2,717	2,300

Loans	918,171	436,339
Allowance for credit losses	(9,904)	(4,379)

Loans, net	908,267	431,960

Premises and equipment, net	17,928	8,251
Accrued interest receivable	4,075	1,804
Core deposit intangible, net	13,551	-
Bank owned life insurance	28,233	12,966
Net deferred tax asset	4,136	2,247
Other assets	5,511	1,305

Total Assets	$1,260,771	$596,702

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing deposits	$221,306	$69,746
Interest-bearing deposits	889,468	419,783

Total deposits	1,110,774	489,529

Repurchase agreements	1,589	1,143
Federal Home Loan Bank advances	5,500	43,050
Subordinated debt, at fair value	9,892	-
Accrued interest payable	1,969	1,736
Other liabilities	12,648	5,327

Total Liabilities	1,142,372	540,785
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	4,600	1,877

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 3,706,725 (2025) and 2,160,000 (2024) shares; outstanding 3,405,061 and 1,858,536 shares as of December 31, 2025 and December 31, 2024, respectively.	3,707	2,160
Capital surplus	40,595	1,899
Retained earnings	82,972	64,013
Accumulated other comprehensive loss	(1,144)	(4,424)
Treasury stock, at cost: 2025: 301,664 shares; 2024: 301,464 shares	(7,731)	(7,731)

Total Stockholders' Equity	118,399	55,917

Less maximum cash obligation to ESOP shares	4,600	1,877
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	113,799	54,040

Total Liabilities and Stockholders' Equity	$1,260,771	$596,702

* Derived from consolidated audited financial statements

Steele Bancorp, Inc. and Subsidiary Consolidated Statements of Income (Unaudited) ($ in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$14,913	$6,041	$40,285	$22,357
Interest-bearing deposits in banks	322	127	876	546
Federal funds sold	69	93	124	240
Securities:
Taxable	1,418	550	3,662	1,963
Tax-exempt	599	294	1,687	1,209
Dividends	152	47	367	196

Total Interest and Dividend Income	17,473	7,152	47,001	26,511

Interest Expense
Deposits	5,035	2,329	13,816	8,677
Federal Home Loan Bank advances	72	198	1,150	708
Federal Discount Window borrowings	-	103	-	103
Other borrowings	112	-	188	349

Total Interest Expense	5,219	2,630	15,154	9,837

Net Interest Income	12,254	4,522	31,847	16,674

Provision for credit losses – loans	361	452	4,852	569
Provision for credit losses – off balance sheet credit exposures	440	60	340	111
Total Provision for credit losses	801	512	5,192	680

Net Interest Income after provision for credit losses	11,453	4,010	26,655	15,994

Noninterest Income
Service charges on deposit accounts	277	120	763	451
ATM fees and debit card income	451	182	1,189	762
Mortgage banking revenue	389	63	632	250
Trust and investment fee income	445	19	695	83
(Loss) gain on sale of premises	(9)	-	43	-
Loss on sale of securities	-	-	(8)	-
Gain on sale of other real estate owned	-	-	34	-
Net marketable equity security gains (losses)	94	57	151	(55)
Earnings on bank owned life insurance	163	66	419	257
Bargain purchase gain	477	-	18,303	-
Other	189	66	436	222

Total Noninterest Income	2,476	573	22,657	1,970

Noninterest Expense
Salaries and employee benefits	3,242	2,159	11,239	7,462
Net occupancy and equipment expense	655	288	1,708	1,160
Amortization of core deposit intangible	666	-	1,111	-
Data processing fees	480	183	1,078	698
Pennsylvania shares tax	108	114	440	450
Professional fees	125	94	315	202
Advertising expense	81	26	221	122
FDIC deposit insurance	167	70	430	259
Merger-related expenses	1,396	431	5,516	537
Other	1,596	653	3,606	1,699

Total Noninterest Expense	8,516	4,018	25,664	12,589

Income Before Income Taxes	5,413	565	23,648	5,375

Income Taxes	(172)	144	760	894

Net Income	$5,585	$421	$22,888	$4,481

Earnings Per Share - Basic and Diluted	$1.64	$0.23	$9.15	$2.41

Steele Bancorp, Inc. Key Ratios and Other Data (Unaudited)

	At or for the Twelve Months Ended:
($ in thousands)	December 31, 2025	September 30, 2025	December 31, 2024

Average Balances
Cash and due from banks	$6,879	$6,506	$5,510
Interest-bearing demand deposits	25,835	19,846	15,540
Securities available for sale, at fair value	166,560	145,832	125,023
Mortgage loans held for sale	178	122	48
Loans, gross	644,126	556,485	405,159
Loans, net of allowance for credit losses	637,669	551,079	401,292
Total assets	879,132	753,186	573,353

Noninterest bearing deposits	$140,851	$113,548	$81,328
Interest-bearing and savings deposits	390,994	343,705	282,389
Time deposits	224,389	182,327	117,729
Total deposits	756,234	639,580	481,446
Stockholders' equity	82,410	70,833	56,129

Financial Ratios
Return on average assets	2.60%	3.07%	0.78%
Return on average equity	27.77%	32.66%	7.98%
Efficiency ratio (1)	47.09%	48.47%	70.08%

Allowance for Loan Credit Losses
Beginning balance	$4,379	$4,379	$3,861
Merger adjustment	725	725	-
Provision for credit losses	4,852	4,490	569
Charge-Offs	(72)	(97)	(62)
Recoveries	20	15	11
Ending balance	$9,904	$9,512	$4,379

(1)	The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income and net interest income.

Steele Bancorp, Inc. Asset Quality Data (Unaudited)

	As of the Period Ended
($ in thousands)	December 31, 2025	September 30, 2025	December 31, 2024

Nonperforming Assets
Nonaccrual loans	$6,304	$1,591	$438
Other real estate owned	-	-	-
Total nonperforming assets	$6,304	$1,591	$438
Loans 90 days or more past due and accruing	-	-	-

Asset Quality Ratios
Nonperforming assets to loans plus other real estate	0.69%	0.18%	0.10%
Allowance for credit losses on loans to total loans	1.08%	1.06%	1.00%
Allowance for credit losses on loans to nonperforming loans	157.12%	597.86%	999.77%